UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2013

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 7.01	Regulation FD Disclosure.

On January 29, 2013, Toys “R” Us Iberia Real Estate S.L.U. (“TRU Iberia Real Estate”), an indirect wholly-owned subsidiary of Toys “R” Us, Inc. (the “Company”), entered into a 3 year senior secured term loan facility agreement (the “Spain Propco Facility Agreement”). The total size of the Spain Propco Facility Agreement is €75 million. In connection with this loan, the Company provided the lenders a deficiency guarantee with respect to certain losses the lenders may suffer in certain circumstances.

TRU Iberia Real Estate is required to repay the principal of the loan in amounts equal to €22.5 million, €22.5 million and €30 million in the first, second and third years of the loan, respectively. The loan bears interest equal to EURIBOR plus a margin of 6% per annum. The Company has entered into a 2% interest rate cap as required under the Spain Propco Facility Agreement. The loan matures on January 29, 2016. The loan is secured by 26 properties located in Spain.

TRU Iberia Real Estate used the gross proceeds from the loan, together with cash on hand, to repay the loan under its existing €127 million Spain Propco Facility Agreement dated January 23, 2006.

On January 23, 2013, Toys “R” Us France Real Estate SAS (“TRU France Real Estate”), an indirect wholly-owned subsidiary of the Company, received an extension for the maturity date of its €61 million France Propco Facility Agreement dated January 23, 2006 (the “France Propco Facility Agreement”). The lender extended the final repayment date under the France Propco Facility Agreement from February 1, 2013 to February 28, 2013 and waived TRU France Real Estate’s obligation to maintain a hedge agreement of the facility agreement during the extension period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ Charles D. Knight
	Name:	Charles D. Knight
	Title:	Senior Vice President - Controller

Date: January 29, 2013